Exhibit 4.1
AMENDMENT NO. 4 TO RIGHTS AGREEMENT
     AMENDMENT NO. 4 (this “Amendment”) dated as of April 30, 2008 to the Rights Agreement dated as of October 15, 1998, between Stone Energy Corporation, a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (“Rights Agent”), as amended by Amendment No. 1 thereto dated as of October 28, 2000, Amendment No. 2 thereto dated as of April 23, 2006 and Amendment No. 3 thereto dated as of June 22, 2006 (as amended, the “Rights Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Rights Agreement.
     WHEREAS, Section 29 of the Rights Agreement permits the Company to amend the Rights Agreement in the manner provided therein at any time prior to the Distribution Date, and there has not been a Distribution Date.
     NOW, THEREFORE, the Rights Agreement is hereby amended as follows:
     Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:
          (a) Notwithstanding any provision of the Rights Agreement to the contrary, none of the execution or the delivery of one or more of the Bois d’Arc Merger Documents or the consummation of one or more of the Bois d’Arc Merger Transactions shall cause or permit the Rights to become exercisable, the Rights to become separated from the stock certificates to which they are attached or any operative provision of the Rights Agreement to apply to any Bois d’Arc Covered Stockholder or any of their respective Affiliates or Associates solely by reason of or in connection with the Bois d’Arc Merger Documents or the Bois d’Arc Merger Transactions, including, without limitation, the designation of the Bois d’Arc Covered Stockholders or any of their respective Affiliates or Associates thereof as an Acquiring Person, the occurrence of a Distribution Date or the occurrence of a Shares Acquisition Date.
          (b) The definition of “Acquiring Person” in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:
“In addition, notwithstanding anything in this Rights Agreement to the contrary, none of the Bois d’Arc Covered Stockholders or any of their respective Affiliates or Associates shall be deemed to be an Acquiring Person solely by virtue of (i) the announcement of the Bois d’Arc Merger Transactions, (ii) the acquisition and/or ownership of Common Shares of the Company pursuant to the Bois d’Arc Merger Agreement, (iii) the execution of the Bois d’Arc Merger Documents or (iv) the consummation of the Bois d’Arc Merger Transactions.”
          (c) The following definitions shall be added to Section 1 of the Rights Agreement:
          ““Bois d’Arc” shall mean Bois d’Arc Energy, Inc., a Nevada corporation.”

          ““Bois d’Arc Covered Stockholders” shall mean the stockholders of Bois d’Arc who are signatories to the Bois d’Arc Stockholder Agreements.”
          ““Bois d’Arc Merger Agreement” shall mean the Agreement and Plan of Merger by and among the Company, Stone Energy Offshore, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of the Company, and Bois d’Arc dated the date hereof, as such agreement may be amended from time to time.”
          ““Bois d’Arc Merger Documents” shall mean the Bois d’Arc Merger Agreement and the Bois d’Arc Stockholder Agreements.”
          ““Bois d’Arc Merger Transactions” shall mean the transactions contemplated under the Bois d’Arc Merger Documents.”
          ““Bois d’Arc Stockholder Agreements” shall mean the Stockholder Agreements by and among the Company and the Bois d’Arc Covered Stockholders dated the date hereof.”
          (d) Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:
“In addition, notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date or a Shares Acquisition Date shall not be deemed to have occurred solely as the result of (i) the announcement of the Bois d’Arc Merger Transactions, (ii) the acquisition and/or ownership of Common Shares of the Company pursuant to the Bois d’Arc Merger Agreement, (iii) the execution of the Bois d’Arc Merger Documents or (iv) the consummation of the Bois d’Arc Merger Transactions.”
     Section 2. Certification. This Section 2 shall constitute a certificate from an appropriate officer of the Company for purposes of Section 29 of the Rights Agreement, and the Company and the officer of the Company signing this Amendment below, on behalf of the Company, (i) hereby certify that this Amendment is in compliance with the terms of Section 29 of the Rights Agreement and (ii) request and direct that the Rights Agent execute and deliver this Amendment, in accordance with Section 29.
     Section 3. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect unamended and in accordance with the provisions thereof on the date hereof.
     Section 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State; provided, however, that any provision regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

     Section 5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     Section 6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.

STONE ENERGY CORPORATION

by:	/s/ Andrew L. Gates, III

	Name:	Andrew L. Gates, III
	Title:	Senior Vice President, General Counsel and Secretary

MELLON INVESTOR SERVICES LLC, as Rights Agent

by:	/s/ Patricia Hodson

	Name:	Patricia Hodson
	Title:	Relationship Manager

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